                      AMENDED ARTICLES OF INCORPORATION
                                      OF
                   TRANSPORTATION INFORMATION SERVICES, INC.


STATE OF OKLAHOMA)
                 ) ss.
COUNTY OF TULSA  )

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

     Transportation Information Services, Inc., a Corporation organized and existing under the laws of the State of Oklahoma, hereby certifies as follows:

     1. The name of the Corporation is Transportation Information Services, Inc. The date of filing its original Articles of Incorporation with the Secretary of State of the State of Oklahoma was November 12, 1982.

     2. These Amended Articles of Incorporation incorporate the amendments in the original Articles of Incorporation made by a Plan and Agreement of Merger dated the 25th day of February, 1983 and these Articles of Incorporation only restate and integrate said amendments into the original Articles of Incorporation and do not further amend the provisions of the Articles of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of these Amended Articles of Incorporation.

     3. These Amended Articles of Incorporation were duly adopted by the shareholders in accordance with Section 167(5) of the Oklahoma Business Corporation Act, 18 O.S. 1981, (S 1.167(5)).

     4. The text of the Articles of Incorporation as amended or supplemented heretofore are hereby restated without further amendments or changes to read as herein set forth in full.

                                   ARTICLE I
                                   ---------

    The name of the corporation is:
    -------------------------------

                   TRANSPORTATION INFORMATION SERVICES, INC.

                                  ARTICLE II
                                  ----------

     The address of its registered office in the State of Oklahoma is 2815 E. Skelly Drive, Tulsa, Oklahoma 74105, and the name of its registered agent is Charles R. Dees, at the same address.

                                  ARTICLE III
                                  -----------

The duration of the corporation is perpetual.

                                  ARTICLE IV
                                  ----------

     The purpose or purposes for which the corporation is formed and the business objects to be carried on and promoted by it are as follows:

        To develop, operate and market systems to provide employment histories to employers; to sell and collect fees from member employers for use of the system(s); develop systems and programs for employment histories, employment studies and other computerized information and data processing services.

        To acquire, own, hold, exchange and dispose of any property, real, personal or mixed, being useful, necessary or convenient in connection with the purposes of this corporation, and to sell for cash, property and/or securities of any kind, or other things of value, any part or all of the property or assets of this corporation at any time acquired, owned or held by it, including the right to mortgage, pledge or otherwise encumber any part or all of the assets of this corporation to secure the payment of any of its obligations, but subject always to the laws of the State of Oklahoma.

        To enter into, make, perform, carry out and discharge contracts of any and every kind, for any lawful purposes, without limit as to amount, with any person, firm, association, partnership or corporation, either public or private, And to guarantee the performance by other persons or entities of contracts and other obligations of any and every kind.

        To subscribe for or cause to be subscribed for, buy, own, hold, purchase, receive and acquire, and to sell, negotiate, guarantee, assign, deal in, exchange, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, scrip, bonds, coupons, mortgages, debentures, debenture stocks, securities, notes, acceptances, drafts and evidences of indebtedness issued or created by other corporations, joint stock companies, partnerships or associations, whether public, private or municipal, or by any corporate body, and while the owner thereof, to possess and exercise in respect thereto all the rights, powers and privileges of ownership, including the right to vote; and to do any and all acts or things designed to protect, preserve, improve or enhance the value of any such shares, scrip, bonds, coupons, mortgages, debentures, debenture stocks, securities, notes, drafts, acceptances, bills of exchange or other evidences of indebtedness.

        To buy, acquire in any manner, purchase, apply for or obtain any and all letters patent, licenses, patent rights, trademarks, copyrights, patented processes and similar rights granted by the United States or any other sovereign or government or any interest therein or any invention which may be capable of being used for or in connection with any of the objects or purposes of this corporation, and any and all franchises, and to use, exercise, develop, sell, lease, grant rights in, and dispose of or grant rights with respect to any and all such franchises, trademarks, patents and copyrights, and to carry on any business, manufacturing or otherwise, which may be deemed to aid, effectuate or develop, directly or indirectly, the general purposes of the corporation, or any of them.

        To issue shares of the capital stock of this corporation as authorized for cash, labor performed, property either real or personal, or leases thereof, or for any combination of the foregoing, or in exchange for the stocks, debentures (including convertible debentures), debenture stocks, bonds, securities, notes or obligations of any person, firm, association, partnership, corporation or other organization.

        To borrow money for any of the purposes of this corporation and to issue bonds, debentures (including convertible debentures), debenture stocks, notes and other obligations therefor, and to secure the same by pledge or mortgage of the whole or any part of the property of this corporation, either real or personal, whether at the time owned or thereafter acquired, and/or to issue bonds, debentures, debenture stocks, notes or other obligations without any such security.

        To have one or more offices to carry on any authorized operations and businesses, without restrictions or limits as to number, in any of the states or territories of the United States or in any and all foreign countries.

        To do any and all things hereinabove set forth and, in addition, such other acts and things as are necessary or convenient to the attainment of the purposes of this corporation, to the same extent as natural persons lawfully might or could do in any part of the world, insofar as such acts or things are permitted to be done by corporations organized under the general laws of the State of Oklahoma.

        It is the intention that the objects and purposes specified in the foregoing clauses of this Article IV shall not, unless otherwise specified herein, be limited or restricted by any other clause or paragraph hereof, but that the objects and purposes specified in each of said clauses shall be regarded as independent objects and purposes. It is also the intention that said clauses be construed both as purposes and powers; and generally that the corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted to or conferred upon corporations of this kind by the laws of the State of Oklahoma, and the enumeration of certain powers as herein specified is not intended as exclusive of or as a waiver of any of the powers, rights or privileges granted or conferred by the laws of the State of Oklahoma now or hereafter in force.

                                   ARTICLE V
                                   ---------

     The aggregate number of shares which the corporation shall have authority to issue is Two Hundred Forty Thousand (240,000) shares of Common Stock of the par value of Ten Cents ($.10) per share.

     There shall be no other class of stock of the corporation than the Common Stock set out hereinabove.

                                  ARTICLE VI
                                  ----------

     The amount of the stated capital with which the corporation will begin business is Five Hundred Dollars ($500.00), which has been fully paid in.

                                  ARTICLE VII
                                  -----------

     The number and class of shares to be issued by the corporation before it shall begin business will be Five Thousand (5,000) shares of Common Stock of the par value of Ten Cents ($.10) per share, for which the corporation will receive a consideration of Five Hundred Dollars ($500.00) cash.

                                 ARTICLE VIII
                                 ------------

     The number of directors to be elected at the first meeting of the stockholders is three (3), who shall be and constitute the Board of Directors of the corporation and serve as such until their successors are duly elected and qualify, as provided in the by-laws of the corporation to be hereafter adopted. The Board of Directors to be elected for future terms of office shall consist of not less than three (3) nor more than ten (10) members, as may be provided by the by-laws of the corporation. The Board of Directors shall be vested with power and authority to accept or reject subscriptions for shares of the corporation on such terms and conditions as may seem appropriate, except as otherwise provided by law. The Board of Directors shall have authority to adopt by-laws of the corporation, subject to the power of the stockholders to alter or repeal such bylaws; provided, however, that the Board of Directors shall not adopt or alter any by-law fixing the number, qualifications, classifications or terms of office of Directors. The enumeration in this Article of certain powers and authority expressly conferred on the Board of Directors of this corporation shall not be construed as a restriction on or limitation of other powers, and the Board of Directors of this corporation shall exercise all power and authority authorized to be exercised by boards of directors of corporations organized under the Business Corporation Act of the State of Oklahoma, in the absence of any restriction or limitation thereon in the Articles of Incorporation, and any additional powers and authority which may be reasonably necessary or convenient in connection therewith, in addition to the powers expressly enumerated herein.

                                  ARTICLE IX
                                  ----------

     The corporation may, to the fullest extent allowed by Oklahoma law, provide for the indemnification of any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, incurred by him in any threatened, pending or completed action, suit or proceeding (including appeals), whether civil, criminal, administrative or investigative, if such action, suit or proceeding arose by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, if he is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise. The corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provisions hereof.

                                   ARTICLE X
                                   ---------

     The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                                  ARTICLE XI
                                  ----------

     All voting powers shall be vested in the holders of the common stock of the corporation except as may be otherwise herein specifically provided, and any holder of common shares shall be entitled at each meeting of the stockholders thereof to one vote for each common share outstanding in the name of such stockholder on the books of the corporation.

                                  ARTICLE XII
                                  -----------

     No right to dissent, as set out in the Business Corporation Act of the State of Oklahoma or subsequent amendments and supplements thereto, shall exist in behalf of any stockholders of this corporation as to any specified corporate action or as to all corporate action, if such action be approved by the vote or written consent of the holders of at least ninety per cent (90%) of all outstanding shares of the corporation.

                                 ARTICLE XIII
                                 ------------

     The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


     DATED at Tulsa, Oklahoma, this 25th day of February, 1983.

                                      TRANSPORTATION INFORMATION SERVICES, INC.

                                      By /s/ Charles R. Dees
                                         ------------------------------
                                           Charles R. Dees, President


[SEAL]

ATTEST:

    /s/ Doris Marie Lockwood
    -----------------------------
             Secretary

STATE OF OKLAHOMA )
                  )ss.
COUNTY OF TULSA   )

     Before me, the undersigned, a Notary Public in and for said County and State, on this 25th day of February, 1983, personally appeared Charles R. Dees to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its President, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

     Given under my hand and seal of office the day and year last above written.

                                    /s/ Barbara Bailey
                                    -----------------------
                                         Notary Public

My Commission Expires:

Jan. 5, 1986
------------

                       OFFICE OF THE SECRETARY OF STATE
                               STATE OF OKLAHOMA

                                    MERGER
                         CERTIFICATE OF INCORPORATION

To all to Whom these Presents shall Come, Greetings:
        WHEREAS, Articles of Incorporation duly signed and verified of

                   TRANSPORTATION INFORMATION SERVICES, INC.
                 ---------------------------------------------

have been filed in the office of the Secretary of State as provided by the Laws of the State of Oklahoma.

        NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma by virtue of the powers vested in me by law, do hereby issue this Certificate of Incorporation.

        IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

                                Filed at the City of Oklahoma City, this 22nd day of March, A.D. 1983
                                       -----         --

                                /s/
                                ______________________________
                                Secretary of State


                                By: /s/
                                    __________________________
[SEAL]


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